CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT is effective as of November 1, 1994 by and between Checkpoint Systems, Inc., a Pennsylvania corporation (the "Corporation") and The Advisory Board, Inc., a corporation (the "Consultant").

                          R E C I T A L S:

Corporation wishes to retain Consultant in connection with its trade or business and Consultant wishes to be so retained. The parties agree as follows:

1. Consultant will provide general consulting services for the Corporation including assistance in the development of various sales and marketing strategies and will represent the Corporation and its staff, as specifically authorized, to key retailers and manufacturers. The specific services to be provided by Consultant will be as reasonably requested by the Corporation taking into consideration the purposes for which Consultant s services are being retained. Consultant agrees to provide its services in such a manner as to produce maximum benefit to the Corporation on a reasonable, as needed basis.

2.   Corporation shall pay Consultant for its services hereunder as follows:

      A.  $20,000 per quarter retainer fee.

      B. Consultant shall also be reimbursed for all reasonable business expenses, based on detailed expense reports in accordance with the Corporation's standard policies.


      All payments and expense reimbursements shall be due and payable on the 15th day of the second month of the quarter. Expense reimbursements are subject to expense reports and necessary detail.

3. It is understood and agreed that Consultant is free to consult with and do similar work for other companies except those which may be in competition with Corporation.

4. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

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5.  The term of this Agreement shall be November 1, 1994 through December 31,
1996. This Agreement may be terminated by either party upon the material breach of its provisions by the other party. Further, the Agreement may be terminated by either party if the arrangement is considered to be ineffective or not economical to the business. If terminated before the stated term expiration, all fees (on a pro-rata basis) and expenses earned are deemed due and payable to the Consultant.

6. Consultant agrees to execute Corporation's standard confidentially agreement concurrently with the execution of this agreement.

Executed as of the date set forth above.

CHECKPOINT SYSTEMS, INC.      The Advisory Board, Inc.

BY: Kevin P. Dowd                         BY:  Robert O. Aders
    President                                  Chairman


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